Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL ESTIMATES NET FINANCIAL IMPACT

OF JAPAN EARTHQUAKE AND TSUNAMI

Pembroke, Bermuda, April 18, 2011 – AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today estimated that the total net financial impact of the Japan earthquake and tsunami is expected to be $285 million, net of tax, reinsurance recoveries and reinstatement premiums.

Losses related to the Japan earthquake and tsunami are expected to primarily impact the reinsurance segment of the Company. The Company has assumed a total loss to a significant local reinsurance program that provides coverage to a cooperative mutual with significant market share in the regions affected by the earthquake and tsunami. The net loss from the Japan earthquake to the Company’s insurance segment is not expected to exceed $25 million due to reinsurance coverage limiting net retentions in the segment.

The Company’s loss estimate for the Japan earthquake and tsunami is primarily based on its ground-up assessment of individual contracts and treaties in the affected regions, with consideration for uncertainties related to business interruption coverages, contingent business interruption coverages, and the ultimate size of losses to be assumed by Japan’s cooperative mutuals, and is consistent with the Company’s market position in the respective regions impacted by these catastrophe events. Other information considered in developing net loss estimates includes current industry insured loss estimates, market share analysis, catastrophe modeling analysis and limited information from clients, brokers and loss adjusters. AXIS Capital currently estimates that total insured losses, excluding losses assumed by the Japanese government, will be in the range of $30-$35 billion.

The Company’s loss estimate is subject to significant uncertainty as there is very limited actual loss data at this time.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2010 of $5.6 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include the occurrence and magnitude of natural and man-made disasters; actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims and coverage issues; the failure of our cedants to adequately evaluate risks; interest rate and/or currency value fluctuations; general economic conditions; and the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com